EXHIBIT 10.13



                     CONSULTING AND REPRESENTATION AGREEMENT



     WHEREAS, Quest Products Corporation ("Quest") is in the process of finalizing its development of a new patented line of sunglasses which change colors when the back lens is rotated; and

     WHEREAS, Quest seeks to obtain consultation and expertise in the area of developing, manufacturing and distributing sunglass products in the United States and abroad and;

     WHEREAS, Sidney Friedman and Dean Friedman, principals of Opsales, Inc., have expertise in the areas of developing, manufacturing and distributing sunglass products in the United Sates and abroad; and

     WHEREAS, Quest desires to engage Sidney Friedman and Dean Friedman as consultants to render such expertise to Quest and Opsales, Sidney Friedman and Dean Friedman are willing to provide such consulting services to Quest and to aid Quest in the representation of its sunglass products within the United States and abroad; and

     WHEREAS, Quest and Opsales have previously entered into a Letter Agreement dated May 18, 2000 with respect to certain glazing operations and work which Opsales has agreed to perform for Quest on an exclusive basis.

     NOW, THEREFORE, Quest, Sidney Friedman and Dean Friedman agree as follows:

          1. Sidney Friedman and Dean Friedman agree to provide consulting services to Quest in the area of developing, manufacturing and distributing Quest's full line of sunglass products for the term of this agreement which shall commence on the date of


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execution  hereof by all  parties and shall  continue  for a period of three (3)
years, unless the parties mutually agree to extend the consulting portion of this agreement.

          2. During the term of this agreement, Quest agrees to pay consulting fees to Sidney Friedman and Dean Friedman as follows:

               (i) an initial one-time payment of two thousand five hundred dollars ($2,500.00) each to Sidney Friedman and Dean Friedman; and

               (ii) a monthly payment in the amount of one thousand dollars ($1,000.00) each to Sidney Friedman and Dean Friedman; and

               (iii) an option to purchase one million (1,000,000) shares of Quest's common stock which shall be granted to both Sidney Friedman and Dean Friedman at the price of nine cents ($.09) per share which option shall expire on June, 30, 2003.

          3. During the term of this Consulting Agreement, Sidney Friedman and Dean Friedman agree to make themselves reasonably available to Quest and its corporate officers to assist Quest in design and development issues, manufacturing issues and planning for the distribution of the Quest line of sunglasses.

          These consulting services shall include, at Quest's request and their availability, participation by Sidney Friedman and Dean Friedman at presentations arranged by Quest to investors and potential investors in the Quest company.

          4. It is understood and agreed that either Quest or the Friedmans may terminate this Consulting Agreement at any time upon providing six (6) months written notice to the other side.

          5. In addition to the consulting services set forth herein, the Fried mans agree to represent Quest's full line of sunglass products within the United States and abroad on


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the following terms and conditions:

               (i) The Friedman's representation rights for Quest's full line of sunglass products shall be on a non-exclusive basis and Quest must specifically agree in advance to distribute both the market for distribution, the price point for the product, and the method and distribution; and

               (ii) Quest agrees to pay Sidney Friedman and Dean Friedman a commission of not less than three percent (3%) nor more than eight percent (8%) of Quest's selling price for all Quest sunglass products distributed and sold by or through the efforts of the Friedmans, depending upon the type of account (distributor or retailer) and the margin of profit, all of which will be mutually agreed upon by the Friedman's and Quest. The payment of any commission to Sidney Friedman and Dean Friedman shall be made only from the collection and receipt by Quest of the sales price for the products distributed by them, represented by gross sales less returns.

               It is expressly agreed between the parties that all revenues realized as a result of the sale of Quest sunglass products which are represented by Sidney Friedman and Dean Friedman shall be collected only by Quest and its agents and representatives, including any factor with whom Quest may choose to do business.

               The Friedmans shall have no control over or interest in the sales price or accounts receivable guaranteed by Quest's sale of sunglass products represented by Sidney Friedman and Dean Friedman except for the entitlement to receive payment by Quest of any commission.

          6. The term of the Representation Agreement shall be three (3) years from the date of execution hereof provided, however, that either side may terminate the


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Representation Agreement upon six (6) months written notice to the other side.

          7. This Agreement shall be governed by the laws of the State of New York.

          8. Any dispute arising out of this Agreement shall be settled by arbitration before a single arbitrator designated by the American Arbitration Association, Nassau County Office, and the cost of any such arbitration shall be borne by the losing party.

          9. This Agreement shall be binding upon Quest, Sidney Friedman and Dean Friedman as well as their successors and assigns and this Agreement may only be terminated upon the written consent of both Quest and the Friedmans.



QUEST PRODUCTS CORPORATION



 By:/S/:
   ----------------------------------------
     Burton A. Goldstein, Chairman and CEO


Date:      June 17, 2000
     ------------------------



SIDNEY FRIEDMAN                                   DEAN FRIEDMAN


/S/:                                              /S/:
-------------------------------------------       ------------------------------



DATE:         June 19, 2000                      DATE:    June 19, 2000
     --------------------------------------           --------------------------




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